Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
650 940-4700

November 4, 2008

Mountain View, California

IRIDEX Reports Third Quarter 2008 Financial Results

IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter ended September 27, 2008.

Revenue for the third quarter of 2008 was $12.0 million, an 11.7% decrease from the $13.6 million reported for the third quarter of 2007. The Company recorded net loss of $0.2 million or $(0.03) per diluted share for the third quarter of 2008, an improvement over the net loss of $1.2 million or $(0.15) per diluted share reported in the third quarter of 2007.

Ophthalmology revenues were $8.2 million in the third quarter of 2008, a 4.0% increase from $7.9 million in the comparable period of 2007. Comparing third quarter 2008 vs. 2007, domestic ophthalmology revenues increased 17.0% to $5.3 million, international ophthalmology revenues decreased 13.2% to $2.9 million and ophthalmology recurring revenues, consisting of disposable products and service, increased to 49.3% of our total ophthalmology revenues compared to 46.9% for the comparable period of 2007.

Total aesthetics revenues were $3.8 million in the third quarter of 2008, a decrease of 33.4% from $5.7 million in the comparable period of 2007. In the third quarter of 2008, domestic aesthetics revenues decreased $0.6 million to $2.1 million and international aesthetics revenues decreased $1.3 million to $1.7 million when compared to the same period in 2007.

Gross profit for the third quarter of 2008 was $5.0 million, compared with $6.2 million for the third quarter of 2007. Gross margins were 41.6% and 45.6%, respectively. Operating expenses for the third quarter 2008 were $5.2 million compared with $7.2 million for 2007.

Mr. Theodore A. Boutacoff, President and CEO stated, “Operationally we continue to make progress towards financial stability as demonstrated by the substantial improvement in our quarterly operating performance year over year, reducing loss from operations from $1.1 million in the third quarter of 2007 to a loss of $0.2 million in the third quarter of 2008, primarily due to reductions in operating expenses. Furthermore, we can report that we have met all of our obligations to AMS which has been a major cash burden for us during the first 9 months of 2008. In total, including principle, interest and payments for the non-cancelable purchase orders we paid AMS $6.3 million in 2008, with $2.0 million of that being during the third quarter.”

Cash and cash equivalents were $3.0 million as of September 27, 2008 down from $4.1 million as of June 28, 2008. However, working capital increased to $9.4 million from $8.9 million over the same period. Cash used in operations for the third quarter was $1.0 million, which includes repaying the remaining amounts owed to AMS, and our bank debt as of September 27, 2008 was $6.0 million, which was unchanged from the balance as of June 28, 2008.

Conference Call

IRIDEX management will conduct a conference call later today, Tuesday, November 4, 2008 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (866) 250-4375 (US) or (303) 262-2161 (International), or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Tuesday, November 4, 2008 through Tuesday, November 11, 2008 by dialing (800) 405-2236 (US) or (303) 590-3000 (International) and entering Passcode 11122023#. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s financial stability. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and our Quarterly Report on Form 10-Q for the third quarter ended September 27, 2008 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Revenues	$11,987	$13,575	$36,383	$41,390
Cost of revenues	6,997	7,390	21,257	23,412

Gross profit	4,990	6,185	15,126	17,978

Operating expenses:
Research and development	972	1,319	2,995	4,636
Selling, general and administrative	4,248	5,920	13,356	21,740

Total operating expenses	5,220	7,239	16,351	26,376

Loss from operations	(230)	(1,054)	(1,225)	(8,398)
Legal settlement	—	—	800	2,500
Interest and other expense, net	(54)	(184)	(426)	(603)

Loss before income taxes	(284)	(1,238)	(851)	(6,501)
Benefit (provision) for income taxes	35	—	(16)	—

Net loss	$(249)	$(1,238)	$(867)	$(6,501)

Net loss per share - basic and diluted	$(0.03)	$(0.15)	$(0.10)	$(0.80)

Shares used in computing net loss per share - basic and diluted	8,824	8,218	8,824	8,165

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 27, 2008	December 29, 2007
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$2,974	$5,809
Restricted cash	—	3,800
Accounts receivable, net	9,215	8,876
Inventories, net	13,527	15,967
Prepaids and other current assets	1,264	1,051

Total current assets	26,980	35,503
Property and equipment, net	1,128	1,621
Goodwill	3,239	3,239
Other intangible assets, net	4,185	5,944
Other long term assets	224	347

Total assets	35,756	46,654

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,593	$2,887
Bank line of credit	6,000	4,863
Accrued compensation	1,680	2,024
Accrued expenses	3,235	7,809
Accrued warranty	1,258	1,895
Deferred revenue	2,805	3,350
Bank term loan-current portion	—	5,016

Total current liabilities	17,571	27,844

Stockholders’ Equity:
Convertible preferred stock, $.01 par value:
Authorized: 2,000,000 shares; Issued and outstanding: 500,000 shares in 2008 and 2007	5	5
Common Stock, $.01 par value:
Authorized: 30,000,000 shares; Issued and outstanding: 8,824,301 shares in 2008 and 2007	89	89
Additional paid-in capital	39,087	38,695
Accumulated other comprehensive loss	(238)	(88)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(20,328)	(19,461)

Total stockholders’ equity	18,185	18,810

Total liabilities and stockholders’ equity	$35,756	$46,654